EXHIBIT 99.1



Date:          June 29, 2004

Contact:       Mendo Akdag, CEO

Phone:         (954) 979 5995

Fax:           (954) 971 0544

PetMed Express Selected for Russell 3000[R] Index

Pompano Beach, Florida, June 29, 2004 - PetMed Express, Inc. (NASDAQ:
PETS) announced today that it has been added to the Russell 3000r
Index. Along with membership in the Russell 3000r PetMed Express was also included in the small-cap Russell 2000r Index.


"Being named to the Russell 3000r Index and the small-cap Russell 2000[R] Index is a significant milestone for the company, which increases our visibility within the investment community," said Mendo Akdag, PetMed Express Chief Executive Officer. "We believe this inclusion validates our significant progress over the past three years and our continued commitment to our goal of building shareholder value."


Membership in Russell's 21 U.S. equity indexes is determined primarily by market capitalization rankings and style attributes. Russell indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies. More than $360 billion is invested in index funds based on Russell's indexes and an additional $850 billion is benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.


Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the Russell 1000 Index while the remaining 2,000 companies become the widely used Russell 2000 Index.


Russell, a global leader in multi-manager investment services, provides investment products and services in more than 35 countries. Russell manages more than $107 billion in assets and advises clients worldwide representing $1.8 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo. For more information, go to www.russell.com.
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Founded in 1996, PetMed Express is America's largest pet pharmacy, delivering prescription and non-prescription pet medications, health and nutritional supplements at competitive prices through the PetMed Express catalog, customer service representatives, and on the Internet through its website at www.1800PetMeds.com.
                                -------------------

This press release may contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risk and uncertainties, including the Company's ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such "forward-looking" statements are set forth in Management's Discussion and Analysis or Plan of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2004.


For investment relations contact PetMed Express, Inc., Pompano Beach, Mendo Akdag, CEO, 954-979-5995.

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